Exhibit 99.1

News Release

Enpro Reports First Quarter 2024 Results

First Quarter 2024 Highlights
(All results reflect comparisons to prior-year period, from continuing operations, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical measures to GAAP measures)

•Sales of $257.5 million down 8.9%; organic sales down 11.6%

•GAAP income from continuing operations of $12.5 million compared to $26.0 million

•Strong performance in Sealing Technologies offset by softness in Advanced Surface Technologies

•Adjusted EBITDA* down 14.9% to $58.4 million; adjusted EBITDA margin* down 160 bps to 22.7%

•GAAP diluted earnings per share from continuing operations of $0.59, compared to diluted earnings per share of $1.24

•Adjusted diluted earnings per share* from continuing operations down 19.5% to $1.57 versus $1.95

•Completed the acquisition of Advanced Micro Instruments, Inc. ("AMI") on January 29, 2024

•Maintain full year 2024 guidance for revenue growth of low-to-mid single digits, adjusted EBITDA guidance of $260-$280 million and adjusted diluted earnings per share guidance in the range of $7.00 to $7.80

CHARLOTTE, NC, May 7, 2024 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the three months ended March 31, 2024.

“We began the year with strong profitability in Sealing Technologies, and, as expected, continued softness in Advanced Surface Technologies resulting from semiconductor market conditions,” said Eric Vaillancourt, President and Chief Executive Officer. "Our disciplined and focused execution across our business continues to deliver outstanding results in a choppy demand environment, demonstrating the resilience of the Enpro portfolio.”

Mr. Vaillancourt added, “We’re excited about the addition of the AMI business, which closed in late January. Our balance sheet remains healthy, and we have ample flexibility to invest in organic growth opportunities and value-added projects throughout the enterprise, while building our acquisition pipeline of attractive businesses that meet our strategic and financial criteria. We are well-positioned to continue executing on our long-term value creating strategy while delivering critical solutions to our customers.”

Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended March 31,
	2024	2023	Change
Net Sales	$257.5	$282.6	(8.9)%
Income from Continuing Operations	$12.5	$26.0	(51.9)%
Diluted Earnings Per Share from Continuing Operations	$0.59	$1.24	(52.4)%
Adjusted Net Income from Continuing Operations*	$33.1	$40.7	(18.7)%
Adjusted Diluted Earnings Per Share from Continuing Operations*	$1.57	$1.95	(19.5)%
Adjusted EBITDA*	$58.4	$68.6	(14.9)%
Adjusted EBITDA Margin*	22.7%	24.3%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations to GAAP measures.

First Quarter 2024 Consolidated Results

Sales of $257.5 million decreased 8.9% compared to last year. Excluding the impacts of the AMI acquisition and foreign exchange translation, sales declined 11.6% year-over-year. Slower semiconductor markets, as well as weaker demand in commercial vehicle and food and pharmaceutical, more than offset the contribution from pricing actions and strength in nuclear and aerospace markets.

Corporate expenses of $12.2 million in the first quarter of 2024 increased from $11.0 million in the first quarter of 2023. Last year, corporate expense benefited by a favorable $1.9 million mark-to-market valuation of long-term equity incentive plans.

Income from continuing operations was $12.5 million, compared to $26.0 million in the prior-year period. Diluted earnings per share was $0.59, compared to $1.24 in the prior year. The year-over-year change was driven primarily by weakness in the Advanced Surface Technologies (or “AST”) segment and an increase in the valuation reserve on a long-term promissory note received in partial consideration for the sale of a non-strategic business in 2020.
Adjusted net income from continuing operations of $33.1 million decreased 18.7% compared to the first quarter of 2023 and adjusted diluted earnings per share from continuing operations decreased 19.5% to $1.57, compared to $1.95 in the prior-year period.

Adjusted EBITDA* of $58.4 million, or 22.7% of total sales, decreased 14.9% compared to the prior-year period driven primarily by results in the AST segment.
First Quarter 2024 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets
Garlock, STEMCO, and Technetics Group

	Quarters Ended March 31,
(Dollars in millions)	2024	2023	Change
Sales	$171.6	$173.3	(1.0)%
Adjusted Segment EBITDA	$53.0	$49.7	6.6%
Adjusted Segment EBITDA Margin	30.9%	28.7%

•Sales decreased 1.0% versus the prior-year period. Excluding the addition of AMI and foreign exchange translation, sales decreased 5.4% as weaker demand in commercial vehicle, general industrial in Asia and food and pharmaceutical was offset in part by pricing gains and strength in nuclear and aerospace.

•Adjusted segment EBITDA of $53.0 million was up 6.6% year-over-year, with adjusted EBITDA margins expanding approximately 220 basis points. Excluding the impacts of the acquisition and foreign exchange translation, adjusted segment EBITDA decreased 2.0% compared to the prior-year period. The decrease was driven mainly by lower volume, offset in part by pricing gains, favorable mix and effective cost management.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended March 31,
(Dollars in millions)	2024	2023	Change
Sales	$86.0	$109.4	(21.4)%
Adjusted Segment EBITDA	$17.3	$29.4	(41.2)%
Adjusted Segment EBITDA Margin	20.1%	26.9%

•Sales decreased 21.4% versus the prior-year period driven primarily by the current slowdown in semiconductor capital equipment spending and, to a lesser extent, lower sales of optical filter solutions.
•Adjusted segment EBITDA decreased 41.2% versus the prior-year period and segment EBITDA margins declined by 680 basis points, driven primarily by the decline in volume.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $6.3 million of cash flow from operating activities of continuing operations during the three months ended March 31, 2024 and $(1.9) million of free cash flow, net of $8.2 million in capital expenditures. This compares to $26.4 million of cash flow from operating activities of continuing operations, or $21.4 million of free cash flow, net of $5.0 million in capital expenditures in the prior year. During the first quarter, the company paid a regular quarterly dividend of $0.30 per share, with dividend payments totaling $6.4 million for the three months ended March 31, 2024.

Enpro ended the first quarter with total debt of $680.1 million and cash of $163.9 million.

Quarterly Dividend

Enpro declared a regular quarterly dividend of $0.30 per share on May 2, 2024. The dividend is payable on June 20, 2024 to shareholders of record as of the close of business on June 5, 2024.

2024 Guidance

Enpro continues to expect 2024 revenue growth in the low-to-mid single digit range compared to 2023. Expected adjusted EBITDA and adjusted diluted earnings per share for 2024 remain at $260 million to $280 million and $7.00-$7.80, respectively.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, May 7, at 8:30 a.m. Eastern Time to discuss first quarter 2024 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13735650. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2024 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2024 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition of government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the AST segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K report, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, changes in long-term compensation expense due to changes in the company’s common stock price, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs, and the impact of changes in foreign exchange rates, in each case subsequent to March 31, 2024.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at http://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(In Millions, Except Per Share Data)
	2024	2023
Net sales	$257.5	$282.6
Cost of sales	151.3	166.5
Gross profit	106.2	116.1
Operating expenses:
Selling, general and administrative	77.4	71.5
Other	0.8	0.8
Total operating expenses	78.2	72.3
Operating income	28.0	43.8
Interest expense	(10.3)	(11.7)
Interest income	2.1	3.8
Other expense	(5.5)	(1.8)
Income from continuing operations before income taxes	14.3	34.1
Income tax expense	(1.8)	(8.1)
Income from continuing operations	12.5	26.0
Income from discontinued operations, including gain on sale, net of tax	—	11.4
Net income	$12.5	$37.4

Basic earnings per share:
Continuing operations	$0.60	$1.25
Discontinued operations	—	0.55
Basic earnings per share	$0.60	$1.80
Average common shares outstanding	20.9	20.8

Diluted earnings per share.:
Continuing Operations	$0.59	$1.24
Discontinued operations	—	0.55
Diluted earnings per share	$0.59	$1.79
Average common shares outstanding	21.1	20.9

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(In Millions)
	2024	2023
Operating activities of continuing operations
Net income	$12.5	$37.4
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(11.4)
Taxes related to sale of discontinued operations	—	(3.5)
Depreciation	5.9	6.0
Amortization	18.7	17.6
Promissory note reserve	4.5	—
Deferred income taxes	(0.6)	(0.4)
Stock-based compensation	2.9	2.4
Other non-cash adjustments	2.0	1.1
Change in assets and liabilities, net of effects of acquisition and sale of businesses:
Accounts receivable, net	(14.7)	(11.5)
Inventories	0.6	(4.9)
Accounts payable	(7.7)	(4.6)
Other current assets and liabilities	(15.0)	(0.9)
Other non-current assets and liabilities	(2.8)	(0.9)
Net cash provided by operating activities of continuing operations	6.3	26.4
Investing activities of continuing operations
Purchases of property, plant and equipment	(8.2)	(5.0)
Proceeds from sale of businesses, net	0.1	25.3
Purchase of short-term investments	—	(35.0)
Acquisition	(208.9)	—
Other	—	(0.1)
Net cash used in investing activities of continuing operations	(217.0)	(14.8)
Financing activities of continuing operations
Proceeds from debt	39.5	—
Repayments of debt	(6.5)	(4.0)
Purchase of non-controlling interest	(17.9)	—
Dividends paid	(6.4)	(6.2)
Other	(2.5)	(1.8)
Net cash provided by (used in) financing activities of continuing operations	6.2	(12.0)
Cash flows of discontinued operations
Operating cash flows	—	(0.6)
Net cash used in discontinued operations	—	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	2.7
Net increase (decrease) in cash and cash equivalents	(205.9)	1.7
Cash and cash equivalents at beginning of period	369.8	334.4
Cash and cash equivalents at end of period	$163.9	$336.1

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$5.3	$7.0
Income taxes, net of refunds	$4.6	$(0.1)

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2024 and December 31, 2023
(In Millions)
	March 31,	December 31,
	2024	2023
Current assets
Cash and cash equivalents	$163.9	$369.8
Accounts receivable, net	134.0	116.7
Inventories	146.4	142.6
Prepaid expenses and other current assets	19.9	21.2
Total current assets	464.2	650.3
Property, plant and equipment, net	194.7	193.8
Goodwill	903.4	808.4
Other intangible assets	853.1	733.5
Other assets	112.4	113.5
Total assets	$2,527.8	$2,499.5

Current liabilities
Current maturities of long-term debt	$10.1	$8.1
Accounts payable	60.4	68.7
Accrued expenses	108.7	119.6
Total current liabilities	179.2	196.4
Long-term debt	670.0	638.7
Deferred taxes and non-current income taxes payable	152.7	120.7
Other liabilities	112.0	116.1
Total liabilities	1,113.9	1,071.9

Redeemable non-controlling interests	—	17.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	306.4	304.9
Retained earnings	1,134.2	1,128.0
Accumulated other comprehensive loss	(25.7)	(22.2)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,413.9	1,409.7
Total liabilities and equity	$2,527.8	$2,499.5

Enpro Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(Dollars In Millions)

Sales
	2024	2023
Sealing Technologies	$171.6	$173.3
Advanced Surface Technologies	86.0	109.4
	257.6	282.7
Less: intersegment sales	(0.1)	(0.1)
	$257.5	$282.6

Income from continuing operations	$12.5	$26.0

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	2024	2023
Sealing Technologies	$53.0	$49.7
Advanced Surface Technologies	17.3	29.4
	$70.3	$79.1

Adjusted Segment EBITDA Margin
	2024	2023
Sealing Technologies	30.9%	28.7%
Advanced Surface Technologies	20.1%	26.9%
	27.3%	28.0%

Reconciliation of Adjusted Segment EBITDA to Income from Continuing Operations
	2024	2023
Income from continuing operations	12.5	26.0
Income tax expense	(1.8)	(8.1)
Income from continuing operations before income taxes	14.3	34.1
Acquisition expenses	3.3	—
Non-controlling interest compensation allocation[1]	—	0.4
Amortization of the fair value adjustment to acquisition date inventory	1.7	—
Restructuring expense	0.5	0.4
Depreciation and amortization expense	24.6	23.5
Corporate expenses	12.2	11.0
Interest expense, net	8.2	7.9
Other expense, net	5.5	1.8
Adjusted Segment EBITDA	$70.3	$79.1

Adjusted Segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of Adjusted Segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

In 2024, we refined our definition of Adjusted Segment EBITDA and corporate expenses to include certain other income or expenses previously reported in other expense, net. These items were primarily comprised of bank fees and certain foreign exchange transaction gains and losses. As a result of this change, for the quarter ended March 31, 2023, we decreased Advanced Surface Technologies adjusted segment EBITDA by $0.1 million and increased corporate expenses by $0.3 million.

1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisition of Alluxa that was subject to reduction for certain types of employment terminations of the Alluxa sellers and is directly related to the terms of the acquisition. This expense was recognized as compensation expense over the term of the put and call option associated with the acquisition unless certain employment terminations occurred. The Alluxa non-controlling interests were acquired in February 2024.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(In Millions)

	Three Months Ended March 31, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.3	$—	$3.3
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring expense	$0.5	$—	$0.5
Depreciation and amortization expense	$7.7	$16.9	$24.6

	Three Months Ended March 31, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation[1]	$—	$0.4	$0.4
Restructuring expense	$—	$0.4	$0.4
Depreciation and amortization expense	$6.3	$17.2	$23.5

1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisition of Alluxa that was subject to reduction for certain types of employment terminations of the Alluxa sellers and is directly related to the terms of the acquisition. This expense was recognized as compensation expense over the term of the put and call option associated with the acquisition unless certain employment terminations occurred. The Alluxa non-controlling interests were acquired in February 2024.

Enpro Inc.
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(In Millions, Except Per Share Data)

	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations	$12.5	21.1	$0.59		$26.0	20.9	$1.24
Income tax expense	1.8				8.1
Income from continuing operations before income taxes	14.3				34.1

Adjustments from selling, general, and administrative:
Acquisition expenses	3.3				—
Non-controlling interest compensation allocations[1]	—				0.3
Amortization of acquisition-related intangible assets	18.6				17.2
Adjustments from other operating expense and cost of sales:
Restructuring expense	0.8				0.8
Amortization of the fair value adjustment to acquisition date inventory	1.7				—
Adjustments from other non-operating expense:
Environmental reserve adjustments	0.2				0.1
Costs associated with previously disposed businesses	0.3				0.2
Pension expense	—				0.4
Foreign exchange losses related to the divestiture of a discontinued operation[2]	0.5				0.7
Long-term promissory note reserve[3]	4.5				—
Other adjustments:
Other	—				0.4
Adjusted income from continuing operations before income taxes	44.2				54.2
Adjusted income tax expense	(11.1)				(13.5)
Adjusted income from continuing operations	$33.1	21.1	$1.57	4	$40.7	20.9	$1.95	4

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. The adjustments in the table above relate solely to expenses attributable to Enpro Inc. and have been adjusted to remove any amounts attributable to non-controlling interests.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisition of Alluxa that was subject to reduction for certain types of employment terminations of the Alluxa sellers and is directly related to the terms of the acquisition. This expense was recognized as compensation expense over the term of the put and call option associated with the acquisition unless certain employment terminations occurred. The Alluxa non-controlling interests were acquired in February 2024.
2In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
3We issued a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
4Adjusted diluted earnings per share.

Enpro Inc.
Reconciliation of Income from Continuing Operations to Adjusted EBITDA (Unaudited)
For the Three Months Ended March 31, 2024 and 2023
(In Millions)
	Three Months Ended
	March 31,
	2024	2023
Income from continuing operations	$12.5	$26.0

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	8.2	7.9
Income tax expense	1.8	8.1
Depreciation and amortization expense	24.6	23.6
Restructuring expense	0.8	0.8
Environmental reserve adjustments	0.2	0.1
Costs associated with previously disposed businesses	0.3	0.2
Acquisition expenses	3.3	—
Pension expense	—	0.4
Non-controlling interest compensation allocation[1]	—	0.4
Amortization of the fair value adjustment to acquisition date inventory	1.7	—
Foreign exchange losses related to the divestiture of a discontinued operation[2]	0.5	0.7
Long-term promissory note reserve[3]	4.5	—
Other	—	0.4
Adjusted EBITDA	$58.4	$68.6

1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisition of Alluxa that was subject to reduction for certain types of employment terminations of the Alluxa sellers and is directly related to the terms of the acquisition. This expense was recognized as compensation expense over the term of the put and call option associated with the acquisition unless certain employment terminations occurred. The Alluxa non-controlling interests were acquired in February 2024.

2In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
3We issued a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the three months ended March 31, 2024, approximately 47% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Three Months Ended March 31, 2024
Net cash provided by operating activities of continuing operations	$6.3
Purchases of property, plant, and equipment	(8.2)
Free cash flow	$(1.9)

Free Cash Flow - Three Months Ended March 31, 2023
Net cash provided by operating activities of continuing operations	$26.4
Purchases of property, plant, and equipment	(5.0)
Free cash flow	$21.4